Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-142712 and Registration Statement No. 333-55836 on Forms S-8, and Registration Statement No. 333-116972, as amended, on Form S-3, of our reports dated December 9, 2008, relating to the consolidated financial statements and financial statement schedule of The Pantry, Inc., and the effectiveness of The Pantry, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Pantry, Inc., for the year ended September 25, 2008.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

December 9, 2008